Exhibit 5.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
June 2, 2023	Chicago	Riyadh
	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Shanghai
	Hong Kong	Silicon Valley
	Houston	Singapore
Intuitive Machines, Inc.	London	Tel Aviv
3700 Bay Area Blvd	Los Angeles	Tokyo
Houston, TX 77058	Madrid	Washington, D.C.

Re: Intuitive Machines, Inc. – Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-271014)

To the addressee set forth above:

We have acted as special counsel to Intuitive Machines, Inc., a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of amendment No. 1 to registration statement on Form S-1 (File No. 333-271014) (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the offer and sale from time to time, in each case, by the selling securityholders named in the Registration Statement (the “Selling Securityholders”) of (i) 95,180,931 shares of class A common stock, par value $0.0001 per share (the “Class A Common Stock”) of the Company (the “Resale Shares”), (ii) 6,845,000 warrants (the “Resale Warrants”) to acquire shares of Class A Common Stock, which warrants were issued pursuant to that certain Warrant Agreement, dated as of September 24, 2021, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (as amended, the “Warrant Agreement”), (iii) 1,450,000 public warrants to purchase Class A Common Stock at an exercise price of $11.50 per share (the “Public Warrants” and, together with the Resale Warrants, the “Warrants”) and (iv) 21,930,384 shares of Class A Common Stock issuable upon the exercise of outstanding Warrants.

The 95,180,931 Resale Shares consist of (a) an aggregate of 11,460,416 shares of Class A Common Stock, issued in connection to that certain business combination agreement, dated as of September 16, 2022 (the “Transaction Agreement”), by and between the Company (formerly known as Inflection Point Acquisition Corp.) and Intuitive Machines, LLC (“Intuitive Machines OpCo”), (b) up to 72,499,922 shares of Class A Common Stock (the “Exchange Shares”) in exchange for 72,499,922 common units (“Intuitive Machines OpCo Common Units”) (including Intuitive Machines OpCo Common Units that may be issued in the future pursuant to the future exercise of currently-outstanding options to purchase such Intuitive Machines OpCo Common Units), (c) up to 2,383,926 shares of Class A Common Stock issuable upon the conversion of 26,000 shares of series A preferred stock (the “Series A Preferred Shares”), (d) up to 541,667 shares of Class A Common Stock issuable upon the exercise of the preferred investor warrants (the “Preferred Investor Warrant Shares”), (e) 6,845,000 shares of Class A Common Stock underlying the Private Placement Warrants (the “Private Placement Warrants Shares”) and (f) 1,450,000 shares of Class A Common Stock underlying the Public Warrants (the “Public Warrants Shares”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement (collectively, the “Prospectus”), other than as expressly stated herein with respect to the offer, sale or issuance, as applicable, of the Resale Shares, Resale Warrants, Public Warrants, Exchange Shares, Series A Preferred Shares, Preferred Investor Warrant Shares, Private Placement Warrant Shares and Public Warrant Shares.

June 2, 2023

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and, with respect to the opinions set forth in numbered paragraph 2, 6, 7 and 8 below, the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	The Resale Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

2.	The Resale Warrants have been duly authorized by all necessary corporate action of the Company and are the legally valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Warrants and the Warrant Agreement.

3.

The Public Warrants have been duly authorized by all necessary corporate action of the Company and are the legally valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Warrants and the Warrant Agreement.

4.	When the Exchange Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable holders, and have been issued and delivered by the Company in connection with the redemption or exchange of Intuitive Machines OpCo Units for shares of Class A Common Stock in accordance with the Amended and Restated Operating Agreement of Intuitive Machines OpCo (as amended, the “Intuitive Machines Operating Agreement”) and in the manner contemplated by the Registration Statement, the issuance of the Exchange Shares will have been duly authorized by all necessary corporate action of the Company, and the Exchange Shares will be validly issued, fully paid and nonassessable.

5.	When the Series A Preferred Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients thereof, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Registration Statement and the Transaction Agreement, the issuance of the Series A Preferred Shares will have been duly authorized by all necessary corporate action of the Company, and the Series A Preferred Shares will be validly issued, fully paid and nonassessable.

6.	When the Preferred Investor Warrant Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable preferred investor warrant holders, and have been issued by the Company upon exercise of the preferred investor warrants against payment therefor (not less than par value) in the manner contemplated by the Registration Statement and the preferred investor warrants, the issuance of the Preferred Investor Warrant Shares will have been duly authorized by all necessary corporate action of the Company, and the Preferred Investor Warrant Shares will be validly issued, fully paid and nonassessable.

7.	The Private Placement Warrant Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

8.	The Public Warrant Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

In rendering the foregoing opinions, we have assumed that (i) at or prior to the time of the delivery of any Resale Shares, Resale Warrants, Public Warrants, Exchange Shares, Series A Preferred Shares, Preferred Investor Warrant Shares, Private Placement Warrant Shares or Public Warrant Shares, as applicable, the Registration Statement will have been declared effective under the Act and that the registration will apply to all of the Resale Shares, Resale Warrants, Public Warrants, Exchange Shares, Series A Preferred Shares, Preferred Investor Warrant Shares, Private Placement Warrant Shares or Public Warrant Shares, and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the offer, sale or issuance of such Resale Shares, Resale Warrants, Public Warrants, Exchange Shares, Series A Preferred Shares, Preferred Investor Warrant Shares, Private Placement Warrant Shares or Public Warrant Shares, as applicable, and (ii) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

June 2, 2023

Our opinions set forth in numbered paragraph 2 are subject to:

(i)	the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors;

(ii)	the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and

(iii)	the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

Our opinions set forth above are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of any Debt Securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) the creation, validity, attachment, perfection, or priority of any lien or security interest, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) provisions for exclusivity, election or cumulation of rights or remedies, (j) provisions authorizing or validating conclusive or discretionary determinations, (k) grants of setoff rights, (l) proxies, powers and trusts, (m) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (n) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, and (o) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Transaction Agreement, the Warrants, the Warrant Agreement and the Intuitive Machines Operating Agreement have been or will be duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Transaction Agreement, the Warrants, the Warrant Agreement and the Intuitive Machines Operating Agreement constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Transaction Agreement, the Warrants, the Warrant Agreement and the Intuitive Machines Operating Agreement as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the proxy statement/prospectus under the heading “Legal Matters.” We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) under the Act with respect to the Resale Shares, Resale Warrants, Public Warrants, Exchange Shares, Series A Preferred Shares, Preferred Investor Warrant Shares, Private Placement Warrant Shares and Public Warrant Shares.. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP

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